Michael J. Larsen


December 21, 2009

U.S. Securities & Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

I have read the statements about my firm included under Item 4 in the Form 8-K filing dated December 18, 2009, of Jolley Marketing, Inc. and I am in agreement with the statements contained therein.

Very truly yours,

/s/ Michael J. Larsen
Michael J. Larsen, CPA